Exhibit 99.1

For immediate release

Contacts:

Eric S. Bruner TSYS Media Relations +1.706.644.8457 ebruner@tsys.com	Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com

TSYS Expands Global Reach With Purchase of Card Tech Limited

TSYS now serves clients in 76 countries

Columbus, Ga., and Nicosia, Cyprus, 11 July 2006 — TSYS announced today that it has acquired Card Tech, Ltd., and related companies, adding valuable new issuing and acquiring capabilities and significantly extending its geographic reach to important markets in the Asia Pacific, Europe, the Middle East and Africa.

Card Tech, a privately owned London-based payments firm, has implemented its payments software for six of the 25 largest global banks and three of the largest global card issuers. Worldwide, the company has approximately 190 clients from 70 countries — primarily banks. Its applications are certified by all of the major global payment networks.

The all-cash transaction closed on 11 July 2006. The new company will be known as TSYS Card Tech.

“This is an important strategic acquisition to ensure TSYS’ continued expansion into new emerging markets. With TSYS Card Tech, we have established a truly global footprint with capabilities to provide server-based issuing and acquiring services for small- and mid-sized financial institutions in almost any market,” says M. Troy Woods, president and chief operating officer of TSYS. “Card Tech has a proven record of fast, reliable implementations and low entry costs and we are delighted to establish such a wonderful match.”

“Our affiliation with TSYS will enhance the services and capabilities that we can offer to our customers,” says Jaffar Agha-Jaffar, a founding partner of Card Tech. Mr. Agha-Jaffar will continue to serve as managing director of TSYS Card Tech after the acquisition, reporting to Bruce L. Bacon, group executive for international services at TSYS.

“TSYS is committed to providing our customers with innovative and flexible processing solutions in diverse markets around the globe,” says Mr. Bacon. “The combination of TSYS and Card Tech positions TSYS to serve clients throughout the world with expanded products and services regardless of size and needs of the respective market.”

TSYS Card Tech’s software applications are widely respected in the global payments marketplace:

•	TSYS Card Tech offers a proven, cost-effective server-based system with an established global footprint for comprehensive issuing and acquiring services.
•	TSYS Card Tech offers products and services for instalment loans, credit, debit, merchant acquiring and prepaid payment platforms in addition to fraud, risk management,

authorisations, chargebacks, e-commerce and m-commerce solutions designed for the bankcard market.
•	TSYS Card Tech’s software uses market-leading innovation and flexibility specifically suited for consumer finance.
•	TSYS Card Tech's applications are browser-based, multilingual, multicurrency and multi-country (including double-byte-enabled) for fast and effective worldwide deployments.

Card Tech, Ltd., was established in 1989, and keeps service centres in London; Dubai, United Arab Emirates; Nicosia, Cyprus; and Kuala Lumpur, Malaysia. TSYS operates facilities in North America, Europe and the Asia-Pacific, a combined total of 12 countries worldwide.

About TSYS Card Tech

Approximately 190 banks from 70 countries use Card Tech solutions. Our software and processing service addresses every aspect of the card-management business cycle, including card issuance, merchant acquiring, authorisation, message switching, encryption key and PIN management, e-commerce and fraud management. TSYS Card Tech has an exceptional record of delivering scheme-compliant solutions on budget and on time. Every implementation is backed with 24x7 global support.

About TSYS

TSYS (tsys.com) is one of the world’s largest companies for outsourced payment services, offering a broad range of issuer- and acquirer-processing technologies that support consumer-finance, credit, debit and prepaid services for financial institutions and retail companies in North America, Europe and the Asia-Pacific regions. Based in Columbus, Ga., TSYS (NYSE: TSS) is closely held by Synovus Financial Corp. (NYSE: SNV), one of FORTUNE magazine’s “Most Admired Companies” and a member of its “100 Best Companies to Work For” Hall of Fame. For more information, contact news@tsys.com.

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